Exhibit 3.1

ARTICLES OF INCORPORATION

BICAPITAL CORPORATION

FIRST: (Name). The corporation name is: BICAPITAL CORPORATION.

SECOND: (Purpose). Corporate purpose:

A.- Establish, process, and carry out the business of an investment company; buy, sell, rent, pledge, negotiate or in any other way acquire, encumber, transfer or issue shares, bonds and all types of securities and commodities;

B.- Buy, sell, rent, mortgage, pledge, negotiate or in any other way acquire, encumber, transfer all types of movable property, immovable property, real and personal rights;

C.- Extend, comply and perform all types of contracts; securitize, endorse or in any way guarantee the performance and compliance with all types of obligations;

D.- Engage in any lawful business that is not forbidden to corporations, and perform acts as principal, agent or in any other representative capacity, regardless of nature;

E.- Provided that the shares of the corporation are registered in a Securities Registry, the corporation may sell or purchase shares of its capital stock;

F.- Issue unsuscribed shares to be sold to the public, in accordance with the procedure established in these articles of incorporation;

G.- Execute any act and create any committee allowed or required by applicable law.

Despite the above, the corporation cannot carry out any banking or insurance business.

THIRD: (Capital).

A.- Amount. The corporation’s authorized capital stock will be of EIGHT BILLION ONE HUNDRED MILLION (8,100,000,000) shares, divided as follows: a.- EIGHT BILLION (8,000,000,000) common shares with no par value; b.- FIFTY MILLION (50,000,000) limited voting preferred shares, with no par value. These shares can only vote on the following matters: i.- Amendments to the articles of incorporation that may affect their rights as holders of these shares. ii.- Dissolution. iii.- Mergers or transformations and iv.- Payment of dividends in shares; and c.- FIFTY MILLION (50,000,000) Preferred non-voting shares, with no par value. The non-voting preferred shares will have preferential rights over the dividends declared by the corporation up to the amount corresponding to such shares, in such a way that the common and preferred shares will receive dividends from the corporation, only after dividends for non-voting preferred shares have been satisfied. In the case of non-voting preferred non-voting shares, the board of directors will establish the conditions, rights, privileges, dividends, frequency of dividend payments, and other terms of such shares in favor of the corporation.

The board of directors is authorized to issue shares indicating the amount for which the corporation can issue and sell its shares. The limited voting preferred and non-voting preferred shares can only be issued by means of private or public offers in organized capital markets. The capital stock will be at least equal to the total amount that the corporation receives for the issuance of the limited voting preferred, and non-voting preferred shares, plus the amounts or value of any payments in kind that the corporation receives for the issuance of common shares and the amounts that, from time to time, are contributed to the corporation’s capital stock pursuant to the resolution of the board of directors.

B.- Stock Certificates. All shares shall be issued bearing the holder’s name. The stock certificates can represent one or more shares as determined by the shareholder. The stock certificates shall be issued with the security requirements established by the board of directors and contain at least: a.- The name, address, and duration of the corporation; b.- The date of the deed of incorporation and of any amendment deeds, place of execution, the authorizing Notary, and registration details in the corresponding Registry; c.- The name of the shareholder; d.- The number of shares representing the authorized capital stock and its distribution; e.- The par value and when applicable, its class and registration number; f.- The rights and obligations of the particular class to which they belong; g.- The and obligations of the particular class to which they belong; g.- The signature of the chairman of the board of directors and of any other official designated by the board of directors. The signature on these certificates may be set by electronic or magnetic means in accordance with the laws of the Republic of Panama. The shares may be issued in non-physical form or in global stock certificates and may be represented by entries in an account in a registry, either by physical, mechanical or electronic means.

C.- Rights. All common shares shall have equal rights and privileges in accordance with the Law and with the provisions established hereinafter. Each common or preferred share is entitled to one vote at the shareholders’ meeting on the matters authorized by these articles of incorporation. Common shares confer to their holder the status of shareholder, subjecting him/her to the terms of these articles of incorporation and the resolutions of the corporate bodies and entitle him/her to the following rights, in addition to those provided by Law: a.- Right to participate in the corporation’s profits and assets upon liquidation; b.- Right to vote at the General Shareholders Meetings on the corresponding matters; c.- Right to examine, in accordance with Panamanian Law, independently or through designated delegates, the corporation’s accounting and documents, as well as be informed of the corporation’s financial policy within fifteen (15) business days prior to the date of the annual general shareholders meeting. In these articles of incorporation, business days means business days in the location where the corresponding Shareholders’ Meeting will take place. This right is non-transferable and is exercised through the documents referred hereinafter in this clause; d.- Right to request before a competent judge, to call an annual general shareholders meeting, if after the time that it should have been held pursuant to these articles of incorporation, or after more than a year since the last Annual General Shareholders’ Meeting, the board of directors has not performed the call and it is requested by at least five percent (5%) of the issued and outstanding shares; e.- Right to file claims against the manner in which the profits or losses are distributed, within thirty (30) calendar days following the Shareholders’ Meeting that determined such distribution. This right will not be available for any Shareholder that has begun to fulfill such distribution.

Common shares will have a right of first refusal, in proportion to their participation in the capital stock of the Company, to subscribe newly issued common shares, unless the issuance is made through a public or private offering in organized capital markets, in which case they will not enjoy such right. The limited voting preferred and non-voting preferred shares will not have preferential rights to acquire newly-issued shares.

D.- Right to Information. During fifteen (15) business days prior to the Annual General Ordinary Shareholders Meeting, the following will be available to shareholders at the headquarters of the corporation, or at a location determined by the board of directors during the working hours on business days: a.- Balance Sheet of the preceding fiscal year and the related consolidated income statement; b.- The detailed report on the remuneration and other benefits of any kind received by the Directors; c.- The Directors’ reasoned report regarding operations and the state of business and activities of the corporation during the preceding period and other reports to be provided under these articles of incorporation; d.- The corporate minute book; e.- The books related to the issuance and registration of shares or obligations; f.- Any other document or data necessary for the proper understanding of any matter on the agenda. At General Shareholders Meeting other than the Annual General Ordinary Shareholders’ Meeting, shareholders will only receive the documents specified in subsections e.- and f.- of this clause.

E.- Indivisibility of Shares. The shares are indivisible. Co-owners of one or more shares shall ensure that only one person exercises the rights inherent to the share or shares, either a co-owner or a common representative of the co-owners. When the same person does not hold the ownership and usufruct of one or more common shares, the right to vote corresponds to the person that holds the usufruct. When common shares are pledged, unless it has been expressly agreed otherwise, the corporation will recognize the right to vote and all the other inherent rights of the common shares exclusively of the owner, or to the beneficial owner when applicable, registered in the corporation ledger. If any dispute arises between the owner and the holder of the usufruct or between two co-owners, and this is brought to the attention of the corporation by either party, the corporation will abstain from taking any actions regarding the shares and will proceed only under court order.

F.- Share Registration. The Share Ledger required by Law will be maintained at the location indicated by the board of directors. This can be carried out by physical, electronic or magnetic means or through the certificates issued by brokerage firms or institutions for the deposit of securities, which in addition to that information determined by the board of directors, shall contain the following: a.- The name and address of the shareholder, indicating the number of shares it owns, including the class and registration number and order, as well as, any peculiarities that identify them; b.- Calls and payments made; c.- Transfers made; d.- Share exchanges; e.-Encumbrances affecting the shares; and f.- Encumbrances and cancellations of stock certificates. The corporation will only recognize as shareholders those registered as such in the ledger.

The shares will be transferred by physical or electronic endorsement of the stock certificate that represents them and by registration of this endorsement in the corporation Register, under the restrictions contained in these articles of incorporation. In case of destruction or loss of the stock certificates, the board of directors will replace them upon shareholder request, to the satisfaction of the board of directors, and stating that circumstance in the new stock certificate. The board of directors is entitled to require additional guarantees for this purpose.

G.- Quorum and Voting. The holders of non-voting preferred shares do not have the right to attend the General Shareholders Meeting. Regarding quorum and voting in the General Shareholders Meeting, only the common shares are taken into account and in the case of the preferred shares, they are taken into account only for those matters on which they have a right to vote. Any mention of “shares” in these articles of incorporation related to quorum and voting will be understood to refer to “common shares”, and “preferred shares” for those issues on which they have a right to vote.

H.- Right of First Refusal and Treasury Shares. Shareholders will not have a right of first refusal to buy the corporation shares that another shareholder wishes to transfer and the corporation may acquire its own shares under the terms and conditions set by the board of directors. As long as these shares are not used, they will be kept in the Treasury and all their rights shall be suspended as long as they remain therein. If the board of directors decides to sell shares in the Treasury, if they are common shares, the board of directors shall offer them to the shareholders of common shares who shall have a right of first refusal to acquire them, or the corporation can sell them through a public offering or in the manner established by the board of directors, in which case the shareholders will not have a right of first refusal to acquire them.

The corporation may issue unsubscribed shares that will be kept in the Treasury to be delivered when they are subscribed and paid for.

Likewise, the corporation may issue unsubscribed shares to be placed among the public in the manner determined by the board of directors. The right of first refusal contained in this clause shall not apply in the case of capital increases through public offerings.

I.- Shareholders’ Liability. The shareholders’ liability is limited to the amounts or contributions subscribed and paid over the shares. Any share will confer rights to its subscriber when it has been fully paid.

J.- Share Exchange. The holders of shares from the corporation BANCO INDUSTRIAL SOCIEDAD ANONIMA, an existing corporation organized in accordance with the laws of the Republic of Guatemala, will have a permanent right to exchange their shares for common shares of the corporation at a rate of one (1) share of BANCO INDUSTRIAL SOCIEDAD ANONIMA, for two (2) common shares of the corporation beginning August 1, 2015.

K.- Cancellation of Shares Registry. In the event of cancellation of the registration of shares representative of the corporation’s capital stock or of stock certificates that represent them, from any relevant Registry or Authority, it shall comply with relevant legal requirements and regulations.

FOURTH: (Provisions on Change of Control).

Any person or group of persons who, individually or jointly, intend to, in one act or a series of acts, acquire, directly or indirectly, according to any legal title, shares, instruments referring to shares or representative of shares, instruments that are convertible or exchangeable for shares or rights over shares, in all cases representing the corporation’s capital stock, representing a percentage equal to or greater than five percent (5%) of the outstanding capital stock of the corporation, regardless whether the above-mentioned acts are carried out in succession or simultaneously, will require the written authorization of the board of directors, prior to the date of execution.

The same authorization will be required for any competitor of the corporation, either an individual or a legal entity, that acting individually or jointly, intends to, in one act or a series of acts, acquire, directly or indirectly, according to any legal title, shares, instruments referring to shares or representative of shares, instruments that are convertible or exchangeable for shares or rights over shares, in all cases representing the corporation’s capital stock, representing a percentage equal to or greater than two percent (2%) of the outstanding equity of the corporation.

The board of directors must resolve any application submitted for the above purposes within ninety (90) calendar days following the date of receipt of the request for authorization, which should be addressed and delivered to the chairman and the secretary of the board of directors.

The board of directors will take into consideration various factors, among which will be the presence of conflicts of interest, the feasibility of the offer and the offered price, the terms and conditions of the offer, the identity and credibility of the bidders (to the extent determinable without any liability to the directors), the sources of financing of the offer and the closing terms.

Upon obtaining the board of directors’ authorization, the person or group of persons intending to acquire, directly or indirectly, simultaneously or in a succession, the ownership of the shares, instruments referring to shares, instruments that are convertible or exchangeable for shares or rights over shares, or representative of shares, in all cases representing the corporation’s capital stock, representing a percentage equal to or greater than the above-mentioned percentages of the equity of the corporation are obligated to make a simultaneous public offer for the totality of the shares, instruments referring to shares, instruments that are convertible or exchangeable for shares or rights over shares, or representative of shares, unless the board of directors expressly dispensed such persons, when granting the corresponding authorization, from the obligation to carry out the public offer of purchase; on the understanding that, in the event that the board of directors receives an offer from a third party, reflected in an application to acquire all the shares, instruments referring to shares, convertible or exchangeable for shares or representative of shares, in all cases representing the corporation’s capital stock, in better terms for shareholders or holders of instruments referred or representative of, or convertible in, or exchangeable for, shares of the corporation after granting authorization but prior to conclusion of the acquisition, the board of directors can revoke the authorization previously granted, and authorize the new operation carried out by the corresponding third party, without any liability to the board of directors or its members, of which the shareholders or holders of instruments referring to shares or convertibles, or exchangeable for, or convertible in shares or representatives of shares of the corporation, exonerate them by the sole fact of acquiring shares or instruments referred to or representative of shares, in all the cases representative of the corporation’s capital stock.

Except when the majority of the members of the board of directors, with the right to vote in the corresponding meeting, resolve otherwise, for any authorization granted in accordance with the preceding paragraph to be effective, it will be necessary that the public offer for shares or instruments referring to, or representative of, or convertible in, or exchangeable for, shares, in all cases representative of the corporation’s capital stock, is carried out at a price that is no lower than the: a.- Average trading price of the shares (or instruments referring to, or representative of shares representative of the corporation’s capital stock) in the stock exchange market where they are traded, at the close of operations during the six (6) months immediately preceding the date when the public offer to purchase shares or instruments referring to, or representative of, shares representative of the corporation’s capital stock in question begins, as published in the Closing Trading Bulletin or the equivalent in the stock exchange where they are traded, plus a premium equal to twenty (20) percentage points, calculated over the quoted price, or b.- The highest price listed for the corporation shares or instruments referred to, or representative of, shares, during the three hundred and sixty five (365) days before the start of the public offer plus a premium equal to twenty (20) percentage points, calculated on the price quoted.

Notwithstanding the provisions contained in the above paragraphs, regardless of the percentage held by the shareholder or the holder of related instruments, the authorization referred in the above paragraphs will not be required, in cases of acquisition, or transfer of shares or instruments referring to, or representative of, shares representative of the corporation’s capital stock, by way of succession.

In case of failure to comply with the provisions of this clause, the alleged shareholders or holders, as the case may be, may not exercise the rights inherent to the shares or instruments (including the economic rights) and such shares or instruments will not be considered for purposes of determining quorum and the majorities required for approval of any resolution of the general shareholders’ meeting, and the corporation will abstain from registering the alleged holders or shareholders in the register of shares, and registration obtained through an institution for the deposit of securities under the applicable legislation, will have no effect. The person or persons who acquire shares or other instruments in violation of the provisions of this clause shall transfer those shares or instruments to an interested third party approved by the board of directors.

FIFTH: (Registered Office).

For so long as the board of directors does not decide otherwise, the corporation’s registered office will be located in the Panama City, Republic of Panama.

SIXTH: (Duration).

The duration of the corporation shall be perpetual, but can be dissolved in accordance with Law.

SEVENTH: (Fiscal Year).

The fiscal year of the corporation shall be annual and begins on the first day of April of each year and ends on the last day of March of the following year, with the exception of the first fiscal year shall be deemed to have commenced from the first date of operations to the last day of the following March.

EIGHTH: (Shareholders’ Meetings).

The shareholders’ meeting shall take place where the board of directors decides, taking into account the place in the country where the largest portion of shares is concentrated at the moment at which the meeting is called.

A.- Ordinary General Shareholders’ Meeting. In any event an annual ordinary general shareholders’ meeting shall be held within sixty (60) days following the fiscal year closing in the place and on the date established by the board of directors’ resolution, in accordance with the previous paragraph. At the annual general ordinary shareholders’ meeting the following matters shall be discussed and resolved, in addition to those listed in the respective agenda:

a.- Discuss, approve or modify and resolve what is pertinent in relation with the chief executive officer and board of directors’ report regarding the corporation financial situation and other accounting documents.

b.- Discuss, approve or modify the reports of the chairmen of the corporate practices and audit committees.

c.- Discuss, approve or modify any other report of the chief executive officer.

d.- Discuss the board of directors’ opinion on the content of the chief executive officer’s report.

e.- Discuss and approve or disapprove the statement of comprehensive income and the consolidated balance sheet.

f.- Discuss and approve the proposed distribution of earnings that the board of directors shall submit for consideration. However, in the case of non-voting preferred shares, it is for the board of directors to determine the dividends and the timing pursuant to which they should be paid, either by fiscal year or by semester, quarter or calendar month, or however the board of directors decides.

g.- Appoint the members of the board of directors (principal and alternate). Appoint or remove the chairmen of the audit and of the corporate practices committee.

h.- Approve the directors that qualify as independent.

i.- Hear and resolve any matter not reserved for the extraordinary general shareholders’ meeting.

B.- Extraordinary General Shareholders’ Meeting. The general shareholders will hold extraordinary general shareholders’ meetings each time that the board of directors deems it convenient. In addition, the board of directors or the chairman of the corporation, must call an extraordinary general shareholders’ meeting when they are so requested in writing by one or more shareholders representing at least one twentieth of the corporation’s capital stock. These meetings can take place at any time. The extraordinary meetings so convened can consider only the matters included in the related agenda and may include any of the following subjects:

a.- Amortization by the corporation of equity shares with distributable profits;

b.- Extension of the duration of the corporation;

c.- Early dissolution of the corporation;

d.- Increase or reduction of the corporation’s capital stock;

e.- Change of the corporation purpose;

f.- Change of the domicile of the corporation;

g.- Conversion of the corporation;

h.- Merger with another corporation;

i.- Amortization by the corporation of its own shares and issuance of beneficial shares;

j.- Any modification of the corporation articles of incorporation;

k.- Any matter reserved to the ordinary general shareholders’ meeting; and

l.- Other matters for which the relevant Law or the corporation’s articles of incorporation requires a special quorum.

C.- Special Meetings. The special meetings will be those that meet to consider matters that can affect the rights of one class of shares and are subject to the provisions applicable to the general extraordinary meeting, regarding quorum, voting and minute formalization.

D.- Quorum. To consider valid the first call of a general ordinary shareholders meeting, at least half of the shares issued with the right to vote need to be represented in the general shareholders’ meeting. To consider valid the first call of a general extraordinary shareholders meeting, at least sixty percent (60%) of the shares issued with the right to vote need to be represented in the general shareholders’ meeting. The second calls of ordinary and extraordinary meetings will be valid with the presence of at least thirty percent (30%) of the shares issued with the right to vote plus one share.

E.- Voting. In the first call of ordinary meetings, resolutions may be passed by the following majorities: for matters to be decided by common shares the majority of votes represented at the meeting with the right to vote and on matters in which limited voting preferred shares are entitled to vote, by a majority of votes of both, the common shares plus the limited voting preferred shares represented at the meeting with the right to vote. In the first call of extraordinary meetings, resolutions may be passed by the following majorities: for matters to be decided by common shares , 50% of votes represented at the mentioned meeting with the right to vote and on matters in which limited voting preferred shares are entitled to vote, by 50% of votes of both, the common shares plus the limited voting preferred shares represented at the meeting with the right to vote. In the second call of both ordinary and extraordinary meetings, the resolutions may be passed by the following majorities: for matters to be decided by common shares the majority of votes represented at the meeting with the right to vote and on matters in which limited voting preferred shares are entitled to vote, by a majority of votes of both, the common shares plus the limited voting preferred shares represented at the meeting with the right to vote. However, for any modification to the corporation’s articles of incorporation, including the increase or reduction of capital stock or the sale of investments in companies in which Bicapital corporation holds more than fifty percent (50%) of the issued and outstanding capital stock is being discussed, resolutions may be passed by the vote of at least sixty percent (60%) of votes by common shares, plus preferred shares on the matters that they can vote on, represented at the mentioned meeting. All general shareholders’ meetings may be attended by all the shareholders or beneficial owners of shares that appear in the corporation ledgers five (5) business days before the date on which the meeting is going to be held. Any shareholder or beneficial owner may grant a power of attorney to attend the general shareholders’ meeting and to exercise voting rights by delegation made through letter or mandate. Legal entities may delegate their representation as specified above and meetings may be attended by the person who is their legal representative according to the charter of the entity. A person may act as the representative of several shareholders whenever conflicting rights do not exist among the represented parties.

The call to any general shareholders’ meeting, whether ordinary or extraordinary, shall be made with no less than thirty (30) and no more than sixty (60) calendar days prior to the meeting date, in any of the following manners: a.- By registered mail, personal delivery to each shareholder registered with voting rights or any other electronic communication means approved by the board of directors; b.- By publication once in a newspaper under regular circulation in each of the countries where the corporation has offices. All decisions taken in any general shareholders’ meeting are valid, even if they have not been called pursuant to this clause, when in the mentioned meeting all shareholders were present or represented or when the number of shareholders present or represented was sufficient to establish a quorum and all the shareholders absent give up their right to a prior call.

NINTH: (Certain Minority Rights).

A.-Deferment. Shareholders representing at least ten percent (10%) of the shares with voting rights, including restricted voting rights, represented at an ordinary or extraordinary general shareholders’ meeting for which they are entitled to vote may request to postpone for one (1) time, for three (3) calendar days without a new call, the voting of any matter of which they are not sufficiently informed.

B.-Right to Election. Any shareholder or group of shareholders representing at least ten percent (10%) of the shares entitled to vote is entitled to appoint and dismiss a Director and one alternate in case of absence of the first. The other shareholders may only revoke such appointment when all the other Directors’ appointments are revoked, in which case the substituted persons may not be appointed as such during the twelve (12) months immediately following the date of revocation.

C.- Liability actions against Directors. Those Shareholders that by themselves or in group, hold shares with voting rights, including limited or restricted, or without voting rights, representing at least five percent (5%) or more of the corporation’s capital stock, may directly exercise a liability action against any directors for failure to comply with any diligence and loyalty duties.

TENTH: (Board of Directors). The board of directors is the governing body of the corporation and is integrated with a number of not less than nine (9) nor larger than twelve (12) Principal Directors and an equal number of Alternates, acting jointly, of which twenty-five percent (25%) must be independent.

A.- Independent Directors. The principal and alternate directors who, as determined by the board of directors, meet the criteria established by the rules of the New York Stock Exchange (NYSE) and Rule 10A-3 of the United States Securities Exchange Act of 1934, as amended, (the “Exchange Act”) shall be considered Independent Directors.

The independent directors who during their tenure as such lose their character of independent, shall inform the board of directors at the latest in the next following meeting of the board of directors.

B.- Term and Resignation of Directors. The Directors will last one year in their tenure as such. Reelection is permitted. The Directors can be removed by the general shareholders’ meeting that will elect the individuals that will replace him/her or them, and finish their tenure. The board of directors can accept a Directors’ resignation but if as a consequence the quorum to hold meetings of the board of directors cannot be completed, the board of directors shall not accept the resignation and shall immediately call a general ordinary shareholders’ meeting.

C.- Conflict of Interest. Any Director who has a direct interest in any operation or business, or if his/her partners or relations within the fourth degree of consanguinity or second by relationship has such an interest, shall inform the other Directors and abstain from participating in the discussions or resolutions of such matters and withdraw from the place where the meeting is hold. Any Director who contravenes this provision will be liable to the corporation for any damages caused to the corporation. Any Director who obtains any personal profit or benefit unrelated to the corporation’s business shall inform the board of directors so the pertinent resolutions might be adopted. If she/he fails to do so, she/he can be obliged to reintegrate such profit or benefit to the corporation’s capital stock and will be removed from his tenure and the board of directors will immediately call a general shareholders’ meeting to this effect. The Directors are severally liable to the corporation, to the shareholders and to the creditors of the corporation for any damage caused by his/her fault. The Directors that have voted against such agreements that caused the damage are exempt from such liability if their vote against is stated in the minutes of the meeting. The Directors are also severally liable: a.- For the effectiveness of the contributions; b.- For the actual existence of the net profits that are distributed as dividends to shareholders; c.- That the corporate accounting is carried out in accordance with the laws and that it is truthful; d.- For the exact fulfillment of the resolutions of the general shareholders’ meeting.

D.- Election. In the election of Principal Directors of the corporation, the shareholders holding common shares shall have as many votes as they are entitled under the provisions of the third clause of these articles of incorporation, multiplied by the number of Principal Directors to be elected and may cast all their votes for one candidate or distribute them among two or more of them. In the election of Alternate Directors of the corporation, the shareholders holding common shares shall have as many votes as they are entitled to under the provisions of the third clause of these articles of incorporation, multiplied by the number of Alternate Directors to be elected and may cast all their votes for one candidate or distribute them among two or more of them.

A simple majority will elect the directors, and the election must take place on only one ballot for proprietary and one for alternates.

E.- Board of Directors Resolutions. The board of directors’ resolutions shall be made by a relative majority of the Directors present at the meeting and may deliberate and make valid decisions with the attendance of at least more than half of its members. The board of directors’ resolutions shall be final and effective from the moment they are taken.

F.- Board of Directors Meetings. The board of directors shall meet as often and in the place that it deems appropriate, even if it is not in its headquarters, for the corporation’s good course of business, and at least four times a year, and shall be convened by the chairman, the vice-chairman, or two members. If the board of directors has set a timetable or routine for meetings, calling will not be necessary. The Directors shall attend the board of directors meetings in person. In the absence of a Principal Director, the Alternate Director appointed to replace him/her will be called to attend the relevant meeting or meetings, and in the absence of both, it will be determined by lot among the rest of Alternates, who is to replace him/her, excluding those that are already replacing another Principal. In the event that all the Principal Directors or Alternates that replace them are present, a prior calling is not required, and the board of directors may deliberate and adopt valid resolutions, provided that none of its members opposes the holding of the meeting and unanimously approves the agenda. The chairman, the officers, and the Principal Directors or Alternate in office, will receive the appropriate allowances for the board of directors meetings they attend. The general shareholders’ meeting will fix for each fiscal year the expenses and any emoluments that the Directors will receive. Everything discussed in the meetings held by the board of directors will be on record in the respective minute book, which can be carried in electronic format or any other format that can be printed and approved by the board of directors. The minutes shall be always signed by the person who chaired the session and by that person who served as secretary.

G.- Functions. The corporation’s business will be managed and directed by the board of directors, which shall exercise all the corporation’s powers, with the exception of those that the Law, these articles of incorporation or the Bylaws reserve to the Shareholders. Accordingly, the board of directors may contract obligations of any nature and especially contract loans of any kind, amounts and conditions with national and international financial institutions or any persons or entities, including syndicated loans, granted in trust, pledge, mortgage or in any manner encumber the assets of the corporation to ensure compliance with their obligations and also sell, exchange or otherwise transfer the assets of the corporation, except in the case of goods or assets that are not within its ordinary course of business. The board of directors may delegate all or part of any of the foregoing capacities or those detailed below in the Executive Committee and /or the managing officers that it establishes.

In addition the board of directors will also have the following obligations and powers: a.- Direct the corporation’s policies and its overall functioning in any matters that does not correspond to powers reserved to the general shareholders’ meeting; b- Comply and ensure that the provisions of the general shareholders’ meeting are met; c.- Elect, among its principal members, by secret ballot the chairman, vice-chairman and the other officers of the corporation, as well as the order of the respective Alternate; d.- appoint and remove managing officers; e.- Remove officers and employees; f.- Maintain an appropriate organization for proper functioning of the corporation and to this effect create or close committees, commissions, agencies, positions, etc., as deemed necessary; g.- present to the general shareholders’ meeting at its annual meeting, the report on the corporation’s activities and the reports and financial statements that inform the situation and the results; h.- approve the proposed distribution of profits; i.- Issue, amend and repeal the Bylaws that are equivalent to the corporate regulations excepting those that are competency of the general shareholders’ meeting; j.- Decide other businesses, operations, trusts, investments and divestments and their terms and conditions. But in case of sale or any form of transfer of investments in companies in which the corporation holds more than fifty percent, it shall abstain to consider if any of the Directors in office requested that its consideration be submitted to the general shareholders’ meeting and in that case it will call a general extraordinary shareholders’ meeting to the effect that it will consider and decide in the matter. With the exception of the latter case, the board of directors may authorize certain committees or officers to carry out the functions referred in this paragraph, with the limitations that it establishes. k.- Decide on the issue and establish the conditions and all the matters relating to the private or public placement of common shares, limited voting preferred shares or non-voting preferred shares, securities, bonds and other obligations issued by the corporation subject to the provisions of these articles of incorporation. When dealing with non-voting preferred shares, securities, bonds and other obligations issued, it will establish its dividend or performance depending of the case, as well as the timing and manner of payment thereof; l.- Determine the opening or closing of branches and agencies in the Republic of Panama or abroad; m.- Appoint and remove all kinds of trade assistants; m.- approve and suspend all types of auxiliary trading; n.- Seek to increase the corporation operations; ñ.- Agree accordingly with the Law, the acquisition and transfer of investments and extraordinary assets; o.- Bestow on behalf of the corporation all kinds of proxies to any officer or third parties that it appoints, for specific matters or in general, including but not limited to, legal, judicial, administrative proxies, for lawsuits and collections, for administrative acts, possessions acts, and to issue, subscribe, endorse and otherwise negotiate all types of securities and credit operations; p.- Accept concessions, rights, or donations of any kind offered to the corporation; q.- Consider the resignations presented by officers and employees of their appointments; r.- Determine the sufficient coverage to protect the corporation against risks; s.- Consider and decide on the contracts signed by the corporation, except those whose consideration and decision has been delegated to certain committees or officers; t.- Call general or special and ordinary or extraordinary meetings, in all cases contemplated by these articles of incorporation, or when it deems it convenient, and fix the place, date, and hour where such meetings should be held, as well as to implement its resolutions; u.- Decide on the way in which the corporation should cast its votes inherent to its shares, in the general ordinary or extraordinary shareholders’ meetings of the corporations in which it holds shares, being able to appoint proxies to vote in the manner dictated by the board of directors; v.- Carry out all acts authorized by these articles of incorporation or that are a consequence thereof, including issuing all sorts of opinions required under the laws of the stock exchange markets that are applicable; w.- Establish an Executive Committee and elect its members and the members of the audit and corporate practices committees, with the exception of the appointments that by these articles of incorporation correspond to the shareholders’ meeting; x.- Approve, with the previous opinion of the competent committee:

i.- Policies and guidelines for the use or enjoyment of the corporation’s capital stock and of the legal entities controlled by the corporation, for related individuals;

ii.- The operations, each individually, with related individuals that the corporation or the legal entities controlled by it are intending to sign except for: 1. the operations of such amount that are not significant to the corporation or the legal entities it controls; 2. the operations carried out between the corporation and the legal entities controlled by it or in which it has a significant influence or among any of them, provided that 2.1 are in the ordinary course of business, and 2.2 are considered to be made at market prices or supported by valuations made by external specialists; and 3. the operations carried out with employees, provided that they are carried out under the same conditions applicable to any customer or as a result of general labor benefits.

iii.- The operations executed either simultaneously or successively, which by their nature can be regarded as a single operation and which would be conducted by the corporation or the legal entities controlled by it, in the span of one fiscal year, when they are unusual or non-recurring or its amount represents, based on figures at the end of the previous quarter in the event of 1. the acquisition or transfer of goods with a value equal to or greater than five percent (5%) of the consolidated assets of the corporation, or 2. the granting of guarantees or the assumption of liabilities for a total amount equal to or greater than five percent (5%) of the consolidated assets of the corporation, except for investments in securities, provided they are made under policies approved by the board of directors itself.

iv.- The appointment, election and, if necessary, dismissal of the corporation chief executive officer and its comprehensive payment, as well as the policies for the appointment and payment of all other senior officers.

v.- The policies for granting consumer loans, loans or any credits or guarantees to related individuals.

vi.- The waivers for a Director, senior officer or relevant person with powers of command, to benefit directly or in favor of third parties, from the business opportunities corresponding to the corporation or the legal entities controlled by it, or in which it has significant influence. The waivers for transactions which value is less than the mentioned in subsection (previous iii.-, may be delegated to the audit committee.

vii.- The guidelines on internal control and internal audit of the corporation and the legal entities controlled by it.

viii.- The corporation accounting policies, in line with the accepted principles or issued by the competent authority via general regulations.

ix.- The corporation’s financial statements.

x.- The hiring of the legal entity that will provide external audit services and, if necessary, additional or complementary services to those of the external audit.

xi.- Approve the information and communication policies with the shareholders and the market, as well as with the directors and senior officers.

xii.- Establish the terms and conditions to be followed by the chief executive officer in the exercise of his/her powers.

xiii.- Instruct the chief executive officer on the public disclosure of important events that he/she has knowledge of.

xiv.- Approve the terms and conditions for public offerings and transfer of the corporation’s treasury shares.

xv.- Designate the person or persons responsible for carrying out the acquisition or placement of shares authorized by the shareholders’ meeting, as well as the terms and conditions of such acquisitions and placements, within the limits established by applicable law and by the shareholders’ meeting, and inform the shareholders’ meeting of the result, in any fiscal year, of the exercise of such capacities.

xvi.- Approve the terms and conditions of an judicial agreement by virtue of which it has the intention to finalize a liability action for breach of the diligence duty or of the duty of loyalty by any Director.

y.- Submit to the general shareholders’ meeting to be held to mark the end of the fiscal year:

i.- The annual reports of the chairman of the Audit Committee and the chairman of the Corporate Practices Committee, ii.- the chief executive officer’s report, accompanied by the external auditor’s report, iii.- The board of directors’ view regarding the content of the chief executive officer’s report mentioned in the above subsection, iv.- the report containing the main policies and accounting criteria and information followed in the preparation of the financial information, and v.- the report regarding the operations and activities in which it has intervened; z.- Other reports that apply according to these articles of incorporation or that are entrusted to the general shareholders’ meeting.

ELEVENTH: (Directors’ Liability and Liability Limitations)

A.- Diligence Duty. The members of the board of directors, in the diligent exercise of the functions that these articles of incorporation and the law grant them, must act in good faith and in the best interest of the corporation and its legally controlled entities, for which they may:

a.- Request information from the corporation and legal entities it controls, that are reasonably necessary for decision-making.

b.- To this effect, the corporation’s board of directors may establish, with the previous opinion of the committee that exercises the capacities in auditing matters, the guidelines that establishes how these requests will be made and, and where appropriate, the range of the information requests made by the directors.

c.- Require the presence of executive officers and others, including external auditors that may contribute or provide elements for decision-making at the board of directors’ meetings.

d.- Postpone the board of directors’ meetings, when a director has not been called or called in an inadequate time frame or, where applicable, has not been provided with the information given to the other directors. Said deferral will last up to three calendar days, and the board of directors may hold the meeting without a new call, if the deficiency has been rectified.

e.- Deliberate and vote, requesting the presence, if they wish, of only board of directors members. Failure by any Director of their diligence duty will make him/her jointly liable with other defaulter or guilty Directors, for the damages or loss of profit caused to the corporation, which will be limited to direct damages or loss of profit, but not to the punitive or consequential damages caused to the corporation, and the cases in which the Director in question has acted maliciously, in bad faith, with gross negligence or unlawfully.

B.- Loyalty Duty. If the Directors have a conflict of interest, they must abstain from participating in the related matter and from being present in the deliberation and voting on such matter, without this affecting the quorum required for the board of directors.

The Directors shall be jointly liable with those who have preceded them in office, for the irregularities which they have incurred if, they knowingly, do not report them in writing to the Audit Committee and to the external auditor. Likewise, the Directors are required to inform the Audit Committee and the external auditor of any irregularities related to the corporation and its legally controlled entities, or in which it has significant influence, that they know about during their tenure.

Any Directors’ failure to comply with their loyalty duty will make said Director jointly liable with other guilty or defaulter Directors, of the damages and loss of profits caused to the corporation and in all cases, will proceed with the culprits’ removal from office.

C.- Liability Limitations. The members of the board of directors shall not be liable for the damages or loss of profit caused to the corporation or its legally controlled entities or in which it has significant influence, when acting in good faith, if any of the following liability limits occur:

a.- They act in compliance of the Law or these articles of incorporation for the approval of matters that are in the knowledge of the board of directors or, where appropriate, committees in which they are members.

b.- Make decisions or vote at the board of directors’ meetings or, where appropriate, committees in which they are members, based on the information provided by the executive officers, the legal entity that provides the external auditing services or the independent experts, whose capacity and credibility does not offer cause for reasonable doubt.

c.- They have selected the most appropriate alternative, to the best of their knowledge, or the adverse effects were not predictable, in both cases, based on the information available at the time of the decision.

d.- Comply with the decisions of the general shareholders’ meeting, provided they are not in violation of the law.

Twelfth: (Executive Committee).

The corporation may have an Executive Committee established by the board of directors that will be composed by a minimum of seven principal members and seven alternate members of the corporation’s board of directors. The board of directors may decide, at each time of appointment, to increase the number of members of the Executive Committee. The board of directors will do the appointments of the members of the Executive Committee, including the chairman of this Executive Committee. The board of directors can appoint, in case of absence of a principal member of the board of directors, a substitute for each principal member of the Executive Committee. The Executive Committee members will remain in office for one (1) year, unless they are removed from their position by the board of directors, but in all cases will remain in office until the individuals designated to replace them take possession of the office. The Executive Committee members can be reelected and will receive the payments established by the board of directors.

The Executive Committee will meet when called, by its secretary or its Alternate, or by its chairman, or by any two (2) of its members, at least five (5) calendar days in advance. The corporation’s external auditor can be invited as a guest with voice but without vote. The calls shall be sent by mail, telegram, telefax, courier service, or any other means that would ensure that the members of the mentioned Committee receive it at least five (5) calendar days in advance of the meeting date. The call shall not be required if all the members are present at the meeting or if a meetings timetable is already established.

For the Executive Committee meetings to be valid, a majority of its members must be present. The decisions of the Executive Committee shall be approved by a vote in favor by the majority of the members present.

The decisions taken unanimously outside of an Executive Committee meeting by its members would have for all the legal purposes, the same validity as if it had been taken during a Committee meeting, if they are confirmed in writing. The decisions taken accordingly with the previsions of this paragraph shall be recorded in the special book referred in the last paragraph of this clause.

With the exception of the capacities considered in paragraphs “w”, “x” and “y” of the clause TENTH “G” the Executive Committee will have the capacities that are granted by the board of directors, capacities that can be increased or limited at any time by the board of directors, without amending these articles of incorporation.

The Executive Committee will not execute the activities that by law or by these articles of incorporation are reserved exclusively and not delegable, to the general shareholders’ meeting or to the board of directors. The Executive Committee likewise cannot delegate all its capacities to any single individual but can indicate the individuals that shall carry out its decisions. In absence of such indication, either the chairman or the secretary are authorized to execute the Committee decisions.

For each Executive Committee meeting, a record shall be made and will be transcribed to a special book in which the presence of the Committee members shall be recorded as well as the decisions adopted, and must be signed by those who had acted as chairman and as secretary.

THIRTEENTH: (Officers).

The board of directors will establish the officers’ capacities and their authorization to represent and bind the corporation.

On any case the corporate officers shall be one chairman, one vice-chairman, one treasurer, one secretary and one undersecretary which shall be appointed by the Shareholders Meeting or the Board of Directors, and these should have the following powers and obligations:

The Chairman: A.- Preside over the board of directors’ meetings and the general shareholders’ meeting; B.- Prepare the agenda for the board of directors’ meetings; C.- Present the matters that must be known and duly inform the board of directors about them; D.- Any others belonging to the chairman in accordance with the law, with the articles of incorporation or that are entrusted by the general shareholders’ meeting or the board of directors.

The Vice-Chairman: In case of a temporary absence of the chairman, the vice-chairman shall substitute him/her in the exercise of their capacities and fulfilling the corresponding obligations. In case of a permanent absence of the chairman, the board of directors shall elect among its members, in secret voting, who shall replace the outgoing chairman and complete their respective term. In case of a temporary absence of the chairman and the vice-chairman, the secretary or the treasurer, in their order, shall substitute them.

The Secretary: The board of directors shall appoint an individual to serve as secretary and establish its corresponding powers.

The Legal Representative: The corporation legal representation shall be exercised by the administrative officers appointed by the board of directors. If the board of directors so decides, the representative(s), shall have the capacities of general power of attorney, and any other powers established by the board of directors.

The board of directors can appoint a Registered Agent in Panama City, Republic of Panama, and replace such Agent at any time.

FOURTEENTH: (Chief Executive Officer).

The leading, managing and executive functions of the corporation’s business and of its legally-controlled entities, are the chief executive officer’s responsibility, subject to the strategies, policies and guidelines approved by the board of directors, and also must:

A.- Submit business strategies for the corporation, and its legally controlled entities, based on the information provided to them, to be approved by the board of directors.

B.- Comply with the shareholders’ meeting, the board of directors’, as well as the Executive Committee resolutions, in accordance with the instructions, where applicable, of the shareholders’ meeting or other respective body.

C.- Propose to the Committee in charge of the auditing matters, the guidelines of the internal control system of the corporation and its legally controlled entities, as well as execute the guidelines that to this purpose the corporation board of directors dictates.

D.- Subscribe the corporation’s significant information, as well as the executive officers in charge of its preparation, to their area of competence.

E.- Disseminate the relevant information and events that shall be reported to the public, in accordance with the Law.

F.- Comply with the related provisions for the acquisition operations and the placement of the corporation shares.

G.- Execute by him/herself, or through an authorized delegate, in his/her capacity or by instructions of the board of directors, the precedent corrective measures and liability actions.

H.- Verify, when applicable, that all the equity contributions made by the shareholders are carried out.

I.- Comply with the established legal and statutory requirements regarding the dividends paid to the shareholders.

J.- Make sure that the accounting, register, archive, and information systems of the corporation are maintained.

K.- Elaborate and present a report to the board of directors regarding the corporation’s business progress during the fiscal year, the policies followed by the administration, the main existing projects, the principal information and accounting policies and criteria used for the preparation of the financial information, the financial situation, Corporate results during the fiscal year, changes in items that form the Corporate equity occurred during the fiscal year, the necessary notes to clarify or complement the information provided by the mentioned statements, as any other information that she/he deems pertinent.

L.- Establish the mechanics and internal controls that permits the verification of the acts and operations of the corporation, and its legally controlled entities, to be done in accordance with the applicable regulations, and follow up the results of such mechanics and internal controls and take any necessary required measures.

M.- Execute the liability actions addressed in these articles of incorporation, against the related individuals or third parties that had presumably caused damage to the corporation, or its legally controlled entities or where it has significant influence, unless the damage caused is not significant as decided by the corporation’s board of directors and previous opinion of the committee in charge of auditing.

N.- Any other duties established by the corporation articles of incorporation.

The chief executive officer, to comply with his/her functions shall have the most ample capacities to represent the corporation in administrative acts, disputes and collections, including special capacities that according with the Law requires a special Clause. Regarding possession acts he/she shall follow the provisions of the board of directors.

The chief executive officer, to exercise his/her functions and activities, as to the duly fulfillment of their obligations, shall be helped by the designated senior officers and by any corporation employee or of its legally controlled entities.

The chief executive officer and the other relevant senior officers are subject to the liabilities provided by the applicable laws, in their respective competences, for which they will be accountable for the damages caused by their respective functions. Likewise, the liability limitations established in these articles of incorporation are also applicable to them.

In addition, the chief executive officer and the other significant officers are liable for the damages and loss of profit that they cause to the corporation or its legally controlled entities, for a.- the lack of timely and diligent attention, for reasons attributable to them, for the requests of information and documentation within the scope of their capacities, required by the Directors of the corporation, b.- Knowingly presenting or disclosing, false information or that leads to a mistake, or c.- carrying out any of the following actions:

i.- Knowingly favor a shareholder or group of shareholders of the corporation or of its legally-controlled entities or in which it has significant influence, in detriment to the other shareholders.

ii.- Approve the operations done by the corporation or by its legally controlled entities or in which it has significant influence, with related individuals, without complying or following the requirements established by the Law and this Corporate articles of incorporation.

iii.- Take advantage or exploit, for their own benefit or for a third party, without the waiver of the board of directors, business opportunities that correspond to the corporation or to its legally-controlled entities or in which it has significant influence.

iv.- To this effect, it shall be regarded, in the absence of proof to the contrary, as taking advantage or exploiting a business opportunity that corresponds to the corporation or to its legally controlled entities or in which it has significant influence, when the chief executive officer, directly or indirectly, performs activities that:

1.- Are in accordance with the ordinary or regular course of business of the corporation or of its legally controlled entities or in which it has significant influence.

2.- Imply the closing of an operation or business opportunity that was originally addressed to the corporation or the legal entities quoted in the previous subsection.

3.- Involve or pretend to involve commercial projects or business to be developed by the corporation or legal entities quoted in the previous subsection a.-, if the chief executive officer has learned this before.

v.- Produce, disseminate, publish, or provide information to the public about the corporation, or of its legally-controlled entities or in which it has significant influence, or regarding the values of any of them, knowing that it is false or misleading, or give instructions to carry out any of such behaviors.

vi.- Give instructions to, or cause, the omission of the Corporate record of operations or of its legally-controlled entities, as well as modifying or instructing the modification of the records to hide the true nature of the executed operations, affecting any concept of the financial statements.

vii.- Hide, omit or cause the hiding or omission of the knowledge of relevant information that should be disclosed to the public, to the shareholders, or to the securities holders, except when the Law previews the possibility of deferral.

viii.- Give instructions to or accept the recording of false data in the corporation’s accounting or in its legally-controlled entities. It is presumed, unless it is proven otherwise, that the data included in accounting is false when the authorities, exercising their capacities, request the information related to the accounting records and the corporation and its legally-controlled entities, do not have it and the information backing the accounting records cannot be credited.

ix.- Destroys, modifies or instructs the destruction or modification, total or partial, of the accounting recording systems or of the documentation that gives origin to the accounting entries of the corporation or its legally-controlled entities, prior to the expiration of the legal terms for its conservation and with the intention of hiding its record or evidence.

x.- Destroys or instructs the destruction, total or partial, of information, documentation or files, including electronic files, with the purpose of obstructing or preventing the authorities’ supervision.

xi.- Destroys or instructs the destruction, total or partial, of information, documentation or files, including electronic files, with the purpose of manipulating or hiding data or relevant information of the corporation, from those that have a legal interest in knowing them.

xii.- Present to the authorities false or altered documentation or information, with the purpose of hiding its real content or context.

xiii.- Alter the active or passive accounts, or the terms and conditions of the contracts, record or instruct the recording of operations or non-existing expenses, exaggerate real expenses or intentionally perform, any act or operation illegal or forbidden by law, producing in any of the aforementioned cases a damage or loss in the corporation capital stock or in its legally controlled entities, with a personal financial benefit, be it directly or through a third party.

Fifteenth: (Supervision).

The supervision of management, handling and execution of the corporation business and of its legally controlled entities, will be charged to the board of directors through the Committees of Corporate Practices and of Audit, as well as through the legal entity that perform the external auditing of the corporation.

The Committee of Corporate Practices shall have a minimum of three (3) members appointed by the board of directors, with the exception of the chairman that will be appointed and/or removed exclusively by the general shareholders’ meeting.

The Audit Committee shall have a minimum of three (3) members, who must be independent (which then must be disclosed to the public), and be appointed by the board of directors, with the exception of the chairman that will be appointed and/or removed exclusively by the general shareholders’ meeting. It is understood that each member of the Audit Committee must be financial knowledgeable and at least one must be considered a “financial expert”, according to the criteria established in Article 407 of Regulation S-K and the rules adopted by the New York Stock Exchange (NYSE), as agreed by the board of directors. The Audit Committee members will not be able to receive any additional compensation from the Company, apart from the fees and allowance received for their services as members of the board of directors, including reasonable compensation for serving in the Audit Committee and other regular benefits with the same conditions received by other directors, as agreed, from time to time, by the board of directors. Those Committees of Corporate Practices and Audit, shall have the following characteristics:

A.- When for any reason, the minimum number of members of the committee that performs the functions in audit matters is not satisfied and the shareholders’ meeting has not appointed directors, any shareholder can request the chairman of the board of directors to call the general shareholders’ meeting in the period of three (3) calendar days, to make the corresponding appointment. If the call or appointment is not carried out in period mentioned above, any shareholder can address and request the judicial authority where the corporation has its registered offices, to request the board of directors to call the shareholders. If the meeting or the appointment doesn’t take place, any shareholder can address and request the judicial authority where the corporation has its registered offices, to name the corresponding directors that will fulfill this capacity, until the general shareholders’ meeting makes a definitive appointment.

B.- The chairmen of the committees that perform the functions in matters of audit and corporate practices, will be appointed and/or removed exclusively by the general shareholders’ meeting. The aforementioned chairmen shall prepare an annual report regarding the activities of those bodies and present it to the board of directors. The report mentioned above, shall at least include the following aspects:

a.- In matters regarding corporate practices:

i.- The observations regarding the performance of the executive officers.

ii.- The operations with related individuals, during the reporting of fiscal year, detailing the characteristics of the significant operations.

iii.- The corporation’s chief executive officer’s full compensation package.

iv.- The waivers granted by the board of directors allowing a director, executive officer or relevant person with managing powers to benefit directly, or in favor of third parties, from the business opportunities corresponding to the corporation or its legally-controlled entities, or in which it has significant influence.

b.- In matters regarding audit:

i.- The state of the internal control and internal audit systems for the corporation, and its legally controlled entities, and where appropriate, the deficiencies and deviations description, as well as the aspects that require an improvement, taking into consideration the opinions, reports, statements, and the external audit report, and the reports issued by the independent experts that had served during the period covered by the report.

ii.- Mentioning and monitoring the preventive and corrective measures implemented based on the results of the investigations regarding the non-compliance of the guidelines and operating policies and accounting records, either of the corporation or its legally controlled entities.

iii.- The assessment on the performance of the legal entity providing the external auditing services, as well as the external auditor in charge of it.

iv.- The description and assessment of the additional or complementary services, if any, provided by the legal entity conducting the external audit, as well as that provided by independent experts.

v.- The main results of the corporation financial statements review and of its legally-controlled entities.

vi.- The description and effects resulting from the modifications in the accounting policies approved during the period covered by the report.

vii.- The measures adopted as a result of the relevant observations, made by the shareholders, directors, executive officers, employees and, in general, any third party, regarding the accounting, internal controls and related matters with the internal or external audit, or resulting from any complaints regarding facts that they deem as irregular in the administration.

viii.- The follow up on the resolutions of the shareholders’ meeting and of the board of directors.

Corporate Practices Committee. The Corporate Practices Committee shall have the following functions:

A.- To advise the board of directors on matters that are of the committee’s competence pursuant to this Corporate articles of incorporation and the Law.

B.- Request the opinion of independent experts in the cases they deem convenient, for the proper discharge of their functions or when required by this Corporate articles of incorporation and the Law.

C.- Call shareholdings’ meetings and make sure that items they deem pertinent are included in the agenda of such meetings.

D.- Support the board of directors in the preparation of reports that the board of directors shall present to the shareholders’ meeting.

Audit Committee. The Audit Committee shall have the following functions:

A.- To advise the board of directors on corresponding committee matters according to these articles of incorporation and the Law.

B.- Be directly responsible for the designation, compensation, retention, and supervision of any type of work by an authorized public accounting firm that has been hired (including solving any controversies that arise between management and independent auditors with respect to the financial information reports) with the purpose of preparing and publishing an audit report or realize any other type of audit services, revision or verification for the corporation. Each authorized public accounting firm must report directly to the Audit Committee.

C.- Discuss and review the corporation financial statements with the individuals in charge of their preparation, and based on this recommend approval to the board of directors.

D.- Inform the board of directors of any detected irregularities in the state of the internal control and internal audit system of the corporation and its legally-controlled entities.

E.- Elaborate the opinion over the content of the chief executive officer’s report, and submit it to the consideration of the board of directors for its subsequent presentation to the shareholders’ meeting, supported among other elements, by the report of the external auditor. This opinion shall include:

a.- Whether the information and accounting policies and criteria followed by the corporation are adequate and sufficient taking into consideration the peculiar circumstances thereof.

b.- Whether the policies and criteria mentioned above have been consistently applied in the information presented by the chief executive officer.

c.- Whether as a consequence of the above numerals 1 and 2, the information presented by the chief executive officer reasonably reflects the financial position and results of the corporation.

F.- Support the board of directors in the preparation of any which contains the information and accounting principal policies and criteria followed in the preparation of the financial information and the report over the operations and activities in which the Committee has intervened.

G.- Monitor that the operations for use or enjoyment of the assets, that integrate the corporation’s equity and its legally controlled entities, by the related individuals, are carried out in accordance with the guidelines that the board of directors has established.

H.- Request the opinion of independent experts in the cases they deem convenient, for the proper discharge of their functions or, when required according to this Corporate articles of incorporation and the Law.

I.- Request reports from executive officers and other employees, of the corporation or of other legally-controlled entities, regarding the preparation of the financial information or any other report deemed necessary for the discharge of their functions.

J.- Investigate known possible breaches to the operations, guidelines, operative policies, internal control system and internal auditing and accounting record, by the corporation or its legally-controlled entities, which will require a review the of documentation, records, and other incriminating evidence, to the extension necessary to perform such supervision.

K.- Receive observations formulated by shareholders, directors, executive officers, employees and, in general, any third party regarding the matters mentioned in the previous subsection, and perform the respective corrective actions that based on the observations are appropriate.

L.- Request recurring meetings with the relevant executive officers, as well as the delivery of any kind of information related to the internal control and the internal audit of the corporation or its legally-controlled entities.

M.- Inform the board of directors of any significant irregularities detected when exercising their functions and, when applicable, of the corrective actions taken or suggest those that should be applied.

N.- Call shareholders’ meetings and request items they deem pertinent to be included, in the agenda of such meetings.

Ñ.- Monitor that the chief executive officer complies with the resolutions of the shareholders’ meeting and of the board of directors, according to the instructions, when applicable, dictated by the shareholders’ meeting or the referred board of directors.

O.- Monitor the established internal controls and mechanisms that allow the authentication of the acts and operations of the corporation, and of its legally-controlled entities, that fall in place with the applicable regulations, as well as implement methods that make it possible to review the compliance with the above.

SIXTEENTH: (Compensation). The corporation undertakes the obligation to hold harmless the principal and alternates directors, officers, members of the Executive Committee, the Audit Committee, the Corporate Practices Committee, regarding the discharge of their duties, such as any claim, lawsuit, proceeding or investigation, started in any of the countries in which they are registered or where the Corporation’s shares are listed, other securities issued based on such shares or other debt securities or floating rate securities issued by the corporation, in which the aforementioned individuals may be part in their condition of members of the bodies mentioned above, principal and alternate, and officers, including the payment of any damage or loss of profit that including the payment of any damage or loss of profit that has been produced and the amounts necessary to meet, if its deemed opportune, a transaction, and including all the fees and expenses of the lawyers, and other advisors that are hired to safeguard the interests of those individuals in the cases mentioned, with the understanding that the board of directors shall be the authorized body to determine in the aforementioned cases, whether it deems convenient to hire the services of separate lawyers and other advisors, from those that are advising the corporation in the respective case. This compensation shall not be applicable if such claims, lawsuits, proceedings or investigations, results from negligence, fraud or bad faith of the respective compensated party.

SEVENTEENTH:

This articles of incorporation can only be amended by action of the shareholders in compliance with the eighth clause. The board of directors shall not have the authority to amend or review these articles of incorporation.

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